Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	January 23, 2026
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 4th QUARTER RESULTS AND ANNOUNCES CASH DIVIDEND

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended December 31, 2025, consolidated net income was $6,335,000 or $0.76 per diluted share (EPS), as compared to $6,693,000, or $0.81 EPS, for the prior quarter and 6,008,000, or $0.73 EPS for the same period a year ago. Consolidated net income for the year ended December 31, 2025, totaled $23,913,000, or $2.88 EPS, representing a decrease of 4.1% compared to 24,948,000, or $3.02 EPS for 2024. The decrease in QTD earnings compared to the prior quarter is due to a provision for credit losses of $865,000 recorded during the quarter, related to a collateral-dependent loan that was placed on non-accrual status as of year-end. The QTD increase over the same period a year ago is due to earning asset growth of $95.3 million and the corresponding net interest income expansion.

“We are pleased to report another strong operational performance. Our sustained growth and solid financial results have enabled us to reach the milestone of $2 billion in total assets and reflect the dedication of our team and our steadfast focus on building lasting relationships with our clients,” said Chris Courtney, Chief Executive Officer.

Net interest income was $19,457,000 and $74,615,000 for the fourth quarter and year ended December 31, 2025, respectively, compared to $19,197,000 during the prior quarter, $17,846,000 for the fourth quarter of 2024, and $70,034,000 for the year ended December 31, 2024. The QTD increase compared to prior quarter is due to growth of $38.3 million in average earning assets. The QTD and YTD increases over 2024 are due to growth in average earning assets of $95.3 million and $85.9 million, respectively. Interest expense has stabilized as evidenced by the average cost of funds of 0.76% in 2025, compared to 0.78% in 2024.

Net interest margin was 4.14%(1) and 4.13%(3) for the fourth quarter and year ended December 31, 2025, respectively, as compared to 4.16%(1) for the prior quarter, 4.00%(1) for the fourth quarter of 2024, and 4.07%(3) for the year ended December 31, 2024. The fourth quarter interest margin decrease compared to the prior quarter is due to the three federal fund rate cuts totaling 75 basis points that began in September 2025. The QTD and YTD interest margin increases over the same periods in 2024 are the result of an increase in loan yield and a decrease in average cost of funds.

Non-interest income for the fourth quarter and year ended December 31, 2025, totaled $1,825,000 and $7,114,000, respectively, compared to $1,973,000 during the prior quarter, $1,430,000 for the fourth quarter of 2024, and $6,555,000 for the year ended December 31, 2024. The decrease from the prior quarter was due to death benefits received from the redemption of bank owned life insurance policies during the third quarter of 2025. The QTD and YTD increases from prior periods in 2024 were primarily due to unrealized market value changes on equity securities, investment advisory fee income, service charges on deposit accounts, and the YTD increase includes the previously mentioned life insurance benefits.

Non-interest expense for the fourth quarter and year ended December 31, 2025, totaled $12,262,000 and $50,274,000, respectively, compared to $12,700,000 during the prior quarter, $11,548,000 for the fourth quarter of 2024 and $46,017,000 for the year ended December 31, 2024. The decrease compared to the prior quarter is the result of year-end accrual adjustments. The QTD and YTD increases compared to the same periods in 2024 correspond to staffing expense, board of director fees, data processing, and general operating costs related to servicing the loan and deposit portfolios.

Total assets were $2.02 billion at December 31, 2025, an increase of $27.7 million over September 30, 2025, and $122.5 million over December 31, 2024. Gross loans were $1.14 billion as of December 31, 2025, an increase of $31.1 million from September 30, 2025, and $37.4 million from December 31, 2024. The Company’s total deposits were $1.79 billion as of December 31, 2025, an increase of $18.1 million from September 30, 2025, and $97.3 million from December 31, 2024. Our liquidity position remains strong as evidenced by $232.2 million in cash and cash equivalents balances at December 31, 2025.

Non-performing assets (“NPA”) as of December 31, 2025, were $4.6 million, or 0.23% of total assets, compared to zero NPA as of September 30, 2025 and December 31, 2024. The increase in NPA compared to the prior periods is due to one collateral-dependent loan that was placed on non-accrual status in December 2025, when management became aware that full collection of the loan balance was not likely. This loan was individually analyzed based on the appraised value of the commercial real estate collateral and a specific reserve was included in the allowance for credit losses (“ACL”) calculation. The company recorded a provision for credit losses of $865,000 during the fourth quarter recognizing the reserve for the collateral-dependent loan, combined with the pooled loan calculation which considers macro-economic conditions and other credit-related factors within our current expected credit loss (“CECL”) risk model. As a result, the ACL as a percentage of gross loans increased to 1.08% at December 31, 2025, compared to 1.03% at September 30, 2025 and 1.04% at December 31, 2024. Given industry concerns of credit risk specific to commercial real estate, management has performed a thorough analysis of this segment within the ACL computation, concluding that the credit loss reserves relative to gross loans remain at acceptable levels, and credit quality remains stable.

The Board of Directors of Oak Valley Bancorp at their January 20, 2026 meeting, declared the payment of a cash dividend of $0.375 per share of common stock to its shareholders of record at the close of business on February 2, 2026. The payment date will be February 13, 2026 and will amount to approximately $3,145,600. This is the first dividend payment made by the Company in 2026.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 19 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, Roseville, Lodi, two branches in Sonora, three branches in Modesto, and three branches in the Eastern Sierra division which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors, and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

Selected Quarterly Operating Data:	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
($ in thousands, except per share)	2025	2025	2025	2025	2024

Net interest income	$19,457	$19,197	$18,154	$17,807	$17,846
Provision for (reversal of) credit losses	865	(60)	-	-	-
Non-interest income	1,825	1,973	1,703	1,613	1,430
Non-interest expense	12,262	12,700	12,688	12,624	11,548
Net income before income taxes	8,155	8,530	7,169	6,796	7,728
Provision for income taxes	1,820	1,837	1,581	1,499	1,720
Net income	$6,335	$6,693	$5,588	$5,297	$6,008

Earnings per common share - basic	$0.77	$0.81	$0.68	$0.64	$0.73
Earnings per common share - diluted	$0.76	$0.81	$0.67	$0.64	$0.73
Dividends paid per common share	$-	$0.300	$-	$0.300	$-
Return on average common equity	12.32%	14.30%	12.21%	11.58%	12.86%
Return on average assets	1.25%	1.35%	1.18%	1.13%	1.25%
Net interest margin (1)	4.14%	4.16%	4.11%	4.09%	4.00%
Efficiency ratio (2)	55.94%	58.27%	61.95%	63.00%	58.09%

Capital - Period End
Book value per common share	$24.79	$23.63	$22.17	$21.89	$21.95

Credit Quality - Period End
Nonperforming assets / total assets	0.23%	0.00%	0.00%	0.00%	0.00%
Credit loss reserve / gross loans	1.08%	1.03%	1.03%	1.05%	1.04%

Balance Sheet - Period End (in thousands)
Total assets	$2,023,116	$1,995,416	$1,920,909	$1,924,365	$1,900,604
Gross loans	1,143,930	1,112,829	1,109,856	1,090,953	1,106,535
Nonperforming assets	4,587	-	-	-	-
Allowance for credit losses	12,381	11,420	11,430	11,448	11,460
Deposits	1,792,962	1,774,882	1,711,241	1,713,592	1,695,690
Common equity	207,975	198,280	185,805	183,520	183,436

Balance Sheet - Average (in thousands)
Average assets	$2,013,766	$1,961,374	$1,903,741	$1,903,585	$1,909,691
Average earning assets	1,914,907	1,876,588	1,818,430	1,814,338	1,819,649
Average equity	203,994	185,638	183,612	185,592	185,345

Non-Financial Data
Full-time equivalent staff	238	237	231	225	223
Number of banking offices	19	18	18	18	18

Common Shares outstanding
Period end	8,388,221	8,390,621	8,382,062	8,382,062	8,357,211
Period average - basic	8,249,256	8,246,666	8,245,147	8,231,844	8,224,504
Period average - diluted	8,304,597	8,299,039	8,285,299	8,278,301	8,278,427

Market Ratios
Stock Price	$30.06	$28.17	$27.24	$24.96	$29.25
Price/Earnings	9.87	8.75	10.02	9.56	10.09
Price/Book	1.21	1.19	1.23	1.14	1.33

(1)

This is a non-GAAP measure that is computed on a fully tax equivalent basis using a federal tax rate of 21%. The resulting adjustment to net interest income is $509 thousand, $501 thousand, $498 thousand, $497 thousand, and $484 thousand thousand for the three-months ended December 31, 2025, September 30, 2025, June 30, 2025, March 31, 2025, and December 31, 2024, respectively.

(2)

This is a non-GAAP measure that is computed on a fully tax equivalent basis using a federal tax rate of 21%, and a federal/state combined tax rate of 29.56%. The resulting adjustment to pre-tax income is $639 thoursand, $626 thousand, $624 thousand, $618 thousand, and $604 thousand for the three-months ended December 31, 2025, September 30, 2025, June 30, 2025, March 31, 2025, and December 31, 2024, respectively.

Profitability	YEAR ENDED DECEMBER 31,
($ in thousands, except per share)	2025	2024

Net interest income	$74,615	$70,034
Provision for (reversal of) credit losses	805	(1,620)
Non-interest income	7,114	6,555
Non-interest expense	50,274	46,017
Net income before income taxes	30,650	32,192
Provision for income taxes	6,737	7,244
Net income	$23,913	$24,948

Earnings per share - basic	$2.90	$3.04
Earnings per share - diluted	$2.88	$3.02
Dividends paid per share	$0.600	$0.450
Return on average equity	12.60%	14.39%
Return on average assets	1.23%	1.35%
Net interest margin (3)	4.13%	4.07%
Efficiency ratio (4)	59.68%	58.20%

Capital - Period End
Book value per share	$24.79	$21.95

Credit Quality - Period End
Nonperforming assets/ total assets	0.23%	0.00%
Credit loss reserve/ gross loans	1.08%	1.04%

Balance Sheet - Period End (in thousands)
Total assets	$2,023,116	$1,900,604
Gross loans	1,143,930	1,106,535
Nonperforming assets	4,587	-
Allowance for credit losses	12,381	11,460
Deposits	1,792,962	1,695,690
Stockholders' equity	207,975	183,436

Balance Sheet - Average (in thousands)
Average assets	$1,945,962	$1,853,315
Average earning assets	1,856,397	1,770,536
Average equity	189,748	173,335

Non-Financial Data
Full-time equivalent staff	238	223
Number of banking offices	19	18

Common Shares outstanding
Period end	8,388,221	8,357,211
Period average - basic	8,243,285	8,218,846
Period average - diluted	8,291,901	8,258,857

Market Ratios
Stock Price	$30.06	$29.25
Price/Earnings	10.36	9.64
Price/Book	1.21	1.33

(3)

This is a non-GAAP measure that is computed on a fully tax equivalent basis using a federal tax rate of 21%. The resulting adjustment to net interest income is $2.005 million and $2.036 million for the years ended December 31, 2025 and 2024, respectively.

(4)

This is a non-GAAP measure that is computed on a fully tax equivalent basis using a federal tax rate of 21%, and a federal/state combined tax rate of 29.56%. The resulting adjustment to pre-tax income is $2.507 million and $2.478 million for the years ended December 31, 2025 and 2024, respectively.